Filed pursuant to Rule 424(b)(3)

Registration No. 333-169818

AMENDMENT TO SUPPLEMENT NO. 2 DATED MARCH 29, 2012

TO PROSPECTUS DATED FEBRUARY 16, 2011.

PUB CRAWL HOLDINGS, INC.

The following information supplements the prospectus of Pub Crawl Holdings, Inc. dated February 16, 2011 and is part of the prospectus. This Amendment to Supplement No. 2 updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Amendment to Supplement No. 2.

TABLE OF CONTENTS

Status of the Offering	S-2

Explanatory Note:  This Amendment to Supplement No. 2 is being filed to revise the closing date of our direct public offering to November 12, 2011.  We inadvertently indicated the wrong closing date in the original Supplement No. 2 as filed with the SEC on February 27, 2012.  There are no other changes.

The prospectus, and each supplement, contains forward-looking statements. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

The following summary highlights material information contained in this prospectus supplement. This summary does not contain all of the information you should consider before investing in the securities of the Company. Before making an investment decision, you should read the entire prospectus filed on Form S-1 carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where you can find more information” in the prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the “Company,” “Pub Crawl,” “we,” “us,” and “our” refer and relate to Pub Crawl Holdings, Inc.

S-2

STATUS OF THE OFFERING

We closed our direct public offering of shares of our common stock at $0.05 per share on November 12, 2011.

As of November 12, 2011, we had closed on the following sales of common stock in the offering:

Date of Sale	Price Per Share	Number of Shares Sold	Gross Proceeds to the Company
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
October 28, 2011	$0.05	30,000	$1,500
30 Purchases	$0.05	900,000	$45,000

S-3